UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2011

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2011, William Lyon Homes, Inc., a California corporation (the “Company”), and a wholly owned subsidiary of William Lyon Homes, a Delaware corporation (“Parent”) entered into executive employment agreements with Matthew R. Zaist, the Company’s Executive Vice President, Colin T. Severn, the Company’s Vice President and Chief Financial Officer and Bryan W. Doyle, the Company’s Senior Vice President and California Region President. Each of these agreements was approved by the Company’s compensation committee.

The employment agreements provide for an employment term of 12 months from the date of the agreements. Each executive is entitled to a fixed-base salary and is eligible to earn quarterly bonuses based on the performance of the Company during 2011.

In addition, each executive is eligible to participate in the Company’s Project Completion Bonus Plan as it is in effect from time to time.

In the event of the termination of the executive’s employment prior to the expiration of the term due to death or disability, or by the Company for “cause” or by the executive without “good reason”, the executive would be entitled to base salary through the date of termination.

In the event of the termination of the executive’s employment prior to the expiration of the term by the Company without “cause” or by the executive for “good reason”, the executive would be entitled to receive (i) a lump sum payment equal to 1.5 times the amount of the executive’s annual base salary, plus the previously deferred bonuses for the fiscal year of termination that had not been paid as well as amounts owing under any grant under the Company’s Project Completion Bonus Plan, (ii) any bonuses that would have been payable under the Company’s bonus program if the executive had remained employed through the end of the scheduled term (other than deferred amounts already earned), (iii) the deferred portion of the executive’s 2010 bonus and (iv) any payments related to grants under the Company’s Project Completion Bonus Plan attributable to projects that have not been completed by the executive’s termination date. The receipt of the foregoing amounts is conditional upon the executive executing a release in favor of the Company. In addition, the executive is entitled to receive certain health benefits through the earlier of the end of the originally scheduled term of employment (but not less than 6 months after the date of termination) and the date when the executive becomes covered under another group health or disability plan.

For purposes of the agreements, “good reason” includes (i) a material breach of the agreement by the Company (including a material reduction in authority or duties), (ii) a relocation of the executive or the Company outside a specified area and (iii) the occurrence of a “change of control” of the Company or Parent.

Under the agreements, the executives are subject to a non-compete covenant which lasts for the period following termination during which the executive is receiving severance benefits as well as restrictions on soliciting Company employees during the 18-month period following the executive’s termination of employment. These non-compete and non-solicitation covenants do not apply if the executive has been terminated without “cause” or has terminated his employment for “good reason.”

The agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

The employment agreements are substantially similar except that the agreements provide for different titles, base salaries and target bonus percentages for each of the executives as set forth below:

Name	Title	Base Salary	Target Bonus Percentage (as a percentage of base salary)
Matthew R. Zaist	Executive Vice President	$350,000	70%
Colin T. Severn	Vice President, Chief Financial Officer and Corporate Secretary	$200,000	60%
Bryan W. Doyle	Senior Vice President and California Region President	$275,000	75%

The foregoing summary of the employment agreements is not a complete description of the terms thereof and is qualified by reference to the full text of the employment agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of William Lyon Homes, Inc. Employment Agreement, dated July 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated July 8, 2011	By:	/s/ COLIN T. SEVERN
Colin T. Severn Vice President, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of William Lyon Homes, Inc. Employment Agreement, dated July 1, 2011